                                                                     EXHIBIT 5.1
                                  [Letterhead]

August 19, 1998

Global Media Corp.
400 Robson Street
Vancouver, BC
Canada  V6B 2B4

Ladies and Gentlemen:

         I have acted as special Nevada counsel for Global Media Corp., a Nevada corporation (the "Company") in connection with a Registration Statement on Form SB-2, Registration No. 333-84145 (the "Registration Statement") filed on July 30, 1999, under the Securities Act of 1933, as amended (the "Securities Act"), covering the following securities of the
Company:

         Up to 7,443,153 shares of Common Stock, par value $.001, which may be sold by selling stockholders of the Company. The selling stockholders may acquire the shares on conversion or exercise of shares of outstanding Series A Convertible Preferred Stock ("Series A Preferred"), related investment options, and warrants. The shares issuable upon conversion or exercise of the outstanding Series A Preferred, related investment options, and warrants are referred to herein collectively as the "Shares."

         The conversion price of the Series A Preferred and the exercise price of the related investment options are the lesser of a fixed price or a variable price determined by reference to the market price of the Company's Common Stock from time to time. As a result, the actual number of Shares that the selling stockholders may receive from converting or exercising the Series A Preferred, investment options and warrants may be more or less than the number set forth above. The exercise price of the warrants is $8.4375 per share.

          In connection with this opinion, I have examined the originals or copies, certified or otherwise identified to my satisfaction, of the Registration Statement, the Company's Articles of Incorporation, as amended, its Bylaws, as amended, resolutions of its Board of Directors, and such other documents as we deemed necessary for purposes of rendering this opinion.

          I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to originals of all copies of all documents submitted to us. I have relied upon the certificates of all public officials and corporate officers, with respect to the accuracy of all matters contained therein.

          Based upon the foregoing, and subject to the qualifications set forth therein, I am of the opinion that the Shares have been duly authorized and, when the selling stockholders acquire the Shares on conversion or exercise of shares of outstanding Series A Preferred, related investment options and warrants in accordance with their respective terms and conditions, the Shares will be validly issued, fully paid and non-assessable.

Global Media Corp.
Page 2


          The opinions set forth above are subject to the following qualifications:

          1) I express no opinion concerning the laws of any jurisdiction other than the laws of the State of Nevada.

          This opinion is intended solely for use in connection with the transactions described herein. I hereby consent to the use of my name in the Registration Statement and in the Prospectus filed as a part thereof and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Dennis Brovarone
----------------------
Dennis Brovarone, Esq.













                                       2